EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONTRACT EXTENSION FOR THE ATWOOD FALCON

Houston, Texas
November 5, 2010

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., a Houston-based international drilling contractor (NYSE: ATW), announced today that the ATWOOD FALCON has been awarded an extension by Sarawak Shell Berhad / Sabah Shell Petroleum Company Ltd. of the existing contract.  With this extension, the rig's current contract commitment will be extended from August 24, 2011 until between November 24, 2011 and January 24, 2012, depending on the length of the drilling program.  The value of the contract extension is estimated to be between $27 million and $45 million.

With the execution of this contract extension, all of our deepwater semisubmersible drilling units are now fully contracted through fiscal year 2011, and our current contract backlog is approximately $1.2 billion.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental and industry regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2009, and the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010, both filed with the Securities and Exchange Commission.

Contact: Mark L. Mey
281-749-7902